Exhibit 10.37

Global Asset Management Limited

11/F. Fuk Chiu Factory Building, 20 Bute Street
Mongkok. Kowloon. Hong Kong

December 28, 2023

JP Outfitters, Inc

5345 Creek Road

Cincinnati, OH 45242

Re: Agreement of Financial Support

Dear Sir:

We are providing this letter in connection with the unaudited condensed consolidated financial statements of our wholly-owned subsidiary, JP Outfitters, Inc and Subsidiary (the “Company”) as of September 30, 2023 and for the nine months period ended September 30, 2023 and 2022. In connection with the preparation of the Company’s unaudited condensed consolidated financial statements, management has observed that, as of the date of this letter. the Company has negative working capital, negative cash flows from operations and stockholder’s deficit

As a consequence, should the Company require additional financial support to meet its financial obligations and investment requirements as they become due within twelve months from when the unaudited condensed consolidated financial statements are issued, we confirm that as the Company’s majority owner, we and other entities controlled by, or affiliated with us, will provide necessary additional financial support (via either debt or equity financing, or a combination thereof) up to $3 million (subject to change based on liquidity requirements) to enable the Company to meet its financial obligations as they become due within twelve months from the date the financial statements are issued. We also confirm that we have the requisite capital available to us in order for us to support this commitment.

___________

Choi Siu Wai William

President/Chief Executive Office

Santa’ Global Asset Manage Limited

____________

Arnold Cohen

President

JP Outfitters. Inc.